EXHIBIT 10.1
Summary of Non-Employee Director Compensation
     Effective August 8, 2006, directors of Save the World Air, Inc. who are not employees of the company are compensated for their services as follows:
     (i) annual cash compensation to non-employee directors in the following amounts:

Board Member	$7,500
Chairman of the Board	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating/Corporate Governance Committee Chair	$15,000;
     (ii) $1,000 for each Board meeting they attend, whether in person or telephonically;
     (iii) $500 for each committee meeting they attend, whether in person or telephonically;
     (iv) a grant of an option to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the trading day immediately preceding the date of grant, each such option to vest fully on the first anniversary of the date of grant; and
     (v) upon joining the Board, a new director will receive a grant of an option on the same terms as an incumbent director, such grant to be made at the time of the next grant of options to non-employee directors.